State of Delaware	STATE OF DELAWARE
Secretary of State	CERTIFICATE OF AMENDEDMENT
Division of Corporations	OF CERTIFICATE OF INCORPORATION
Delivered 11:00 AM 09/14/2006
FILED 11:00 AM 09/14/2006
SRV 060851532-2280176 FILE

Exhibit 3.08

The corporation organized and existing under and by virtue of the General

Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of VESTIGE, INC.

resolutions were duly adopted setting forth a proposed amendment of the

Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "ARTICLE I" so that, as amended, said Article shall be and read as follows:  “The name of this Corporation shall be Liberty Alliance, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 14th day of September, 2006.

By: /s/ Steven L. White

Authorized Officer

Title: Director, President, Secretary

Name: Steven L. White

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